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                                                                    Exhibit 99.1


Opened in March 2006, CPA(R):16 - Global's second offering is registered to raise $550 million. Through December 13, 2006, CPA(R):16 - Global has raised $523 million in connection with this offering and therefore has approximately $27 million remaining until the fund must conclude its offering. Since September 1, 2006, CPA(R):16 - Global has raised $276.6 million
($32.8 million in September, $67.5 million in October, $132.5 million in November and $43.8 million in December through its most recent escrow closing on December 13th).

CPA(R):16 - Global will continue to accept orders on a first-come, first-served basis and will return any orders it is not able to accommodate due to the registration limits. All orders, including those for qualified plans, must be accompanied by the corresponding funding in order to be accepted.

For updates on CPA(R):16 - Global fundraising as we approach the $550 million limit, please check www.cpa16global.com


Carey Financial, LLC, Member NASD/SIPC, a wholly-owned subsidiary of
W. P. Carey & Co. LLC, is the sales agent for CPA(R):16 - Global.


FOR BROKER-DEALER USE ONLY                                       1-800-WP CAREY
NOT APPROVED FOR USE AS SALES MATERIAL                           www.wpcarey.com